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                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of TEPPCO Partners, L.P. of our reports dated September 25, 2000 relating to the combined financial statements of ARCO Pipe Line Company's APL Business (as defined in the Amended and Restated Purchase Agreement with Texas Eastern Products Pipeline Company, LLC) and the financial statements of Seaway Crude Pipeline Company, which appear in the Current Report on Form 8-K/A of TEPPCO Partners, L.P. filed October 3, 2000. We also consent to the reference to us under the headings "Experts" in such Registration Statement.





/s/ PricewaterhouseCoopers LLP


Houston, Texas
February 1, 2002